Exhibit 99.1

News Release

For Immediate Release

Investor Contact:

Steven J. Craig

Sr. Vice President Investor Relations and Administration

713-229-6300

DUNE ENERGY COMPLETES FINANCIAL RESTRUCTURING BY CLOSING EXCHANGE OFFER AND NEW BANK CREDIT FACILITY

Houston, Texas, December 22, 2011 - Dune Energy, Inc. (OTCBB:DUNR) (“Dune”) announced today that it has completed its financial restructuring, including the consummation of the purchase of $297,012,000 in aggregate principal amount of its 10½% Senior Secured Notes due 2012 (CUSIP NO. 265338 AC 7), in exchange for:

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shares of its newly issued common stock and shares of a new series of preferred stock that have been converted into common stock, which in the aggregate constitute approximately 97.0% of Dune’s common stock on a post-restructuring basis; and

•	approximately $49.5 million aggregate principal amount of newly issued Floating Rate Senior Secured Notes due 2016.

The notes purchased in the exchange offer constituted 99% of Dune’s senior notes outstanding prior to closing.

As a component of the restructuring, and with the requisite consent of its preferred stockholders, all of Dune’s 10% Senior Redeemable Convertible Preferred Stock was converted today into $4 million in cash and shares of common stock constituting approximately 1.6% of Dune’s common stock on a post-restructuring basis.

Completion of the restructuring resulted in Dune’s pre-restructuring common stockholders holding approximately 1.4% of Dune’s common stock on a post-restructuring basis.

After the restructuring, percentage ownership of Dune’s common stock will continue to be subject to dilution through issuance of equity compensation pursuant to Dune’s equity compensation plan.

As part of its overall financial restructuring, Dune has also entered into a new $200.0 million senior secured revolving credit facility with an initial borrowing base limit of up to $63.0 million, provided by BMO Capital Markets Corp. and Bank of Montreal.

In addition, as part of its restructuring, Dune implemented a 1-for-100 reverse stock split.

When asked about the completed restructuring, James A. Watt, Dune’s President and Chief Executive Officer, said “We are delighted to have completed this financial restructuring on a fully consensual basis with the support of our creditors and preferred stockholders, and without any disruption of Dune’s operations. We thank all of our stakeholders for their backing throughout this transaction, and we believe Dune is now well positioned to capitalize on its high-quality assets as a result of its newly strengthened balance sheet and the liquidity provided by our new credit facility. We fully expect the reduction in our debt service obligations and overall deleveraging to provide us with additional operational flexibility to deploy the cash we generate towards the further exploitation and development of our properties and to seek out accretive acquisition and joint venture opportunities.”

Dune announced in a prior press release the successful testing of the CNO #1 well in the Leeville field, Lafourche Parish, Louisiana. This well has been put on production at a sustained rate of over 4 mmcfe/day. Dune has a 40% interest in this well. The Toalson #1-H well in the Pearsall Field, Frio County Texas has been drilled to a total depth of 10,046 feet, including 4,046 feet of horizontal section in the Austin Chalk. The well is currently undergoing testing with full production anticipated early in 2012. Dredging activities have been completed in the Garden Island Bay field for commencing drilling on the Gromit prospect in January 2012. Based on recent drilling successes, Dune anticipates ending 2011 at approximately 17.5 mmcfe/day or 2 mmcfe/day above the third quarter rates.

Dune plans to provide further guidance as to its drilling program and anticipated production rates in January 2012 after its full budget is reviewed with its board of directors.

Click here for more information: http://www.duneenergy.com/news.html?b=1683&1=1

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements that are intended to be covered by “forward-looking statements” safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that Dune Energy expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements that are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

SOURCE Dune Energy, Inc.

CONTACT: Investors, Steven J. Craig, Sr. Vice President Investor Relations and Administration, Dune Energy, Inc., +1-713-229-6300

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